EXHIBIT 21.1 SUBSIDIARIES OF REGISTRANT

Below are the only active wholly-owned subsidiaries of the registrant and its jurisdiction of organization.

Subsidiary	Jurisdiction of Organization
Dunkirk Specialty Steel, LLC	Delaware
USAP Holdings, Inc.	Delaware